SECOND SUPPLEMENTAL INDENTURE

     THIS SECOND SUPPLEMENTAL INDENTURE (the ''Second Supplemental Indenture’’) is made as of the 20th day of December, 2001, among AINSWORTH LUMBER CO. LTD. (the ''Company’’) and The Bank of New York, as trustee (the ''Trustee’’).

     WHEREAS, the Company, Steen River Forest Products Ltd., an Alberta company and a wholly owned subsidiary of the Company (the “Subsidiary Guarantor”), and the Trustee are parties to an indenture, dated as of July 10, 1997, as amended as of February 14, 2001, among the Company, the Subsidiary Guarantor and the Trustee (as so amended, the ''Indenture’’);

     WHEREAS, pursuant to the Indenture, the Company has issued and the Subsidiary Guarantor has guaranteed the Company’s 12 1/2% Senior Secured Notes due July 15, 2007 (the “Securities”);

     WHEREAS, Section 901(5) of the Indenture provides that the Company, when authorized by a resolution of the Board of Directors, and the Trustee, may amend the Indenture to cure any ambiguity, to correct or supplement any provision of the Indenture which may be inconsistent with any other provision Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with the provisions of the Indenture, provided such action does not adversely affect the interests of the Holders in any material respect;

     WHEREAS, Section 902 of the Indenture provides that the Company, when authorized by a resolution of the Board of Directors, and the Trustee, with the written consent of the holders of not less than a majority in principal amount of the Securities outstanding, may amend the Indenture;

     WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee a copy of the Officers’ Certificate of the Company authorizing the execution, delivery and performance of this Second Supplemental Indenture; and

     WHEREAS, all conditions necessary to authorize the execution and delivery of this Second Supplemental Indenture and to make this Second Supplemental Indenture valid and binding have been complied with or have been done or performed.

     NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Second Supplemental Indenture, might operate to limit such action, the Company and the Trustee agree as follows for the equal and ratable benefit of the Holders of the Securities:

ARTICLE I
DEFINITIONS

     Section 1.01 General. For all purposes of the Indenture and this Second Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

          the words “herein’’, “hereof’’ and “hereunder’’ and other words of similar import refer to the Indenture and this Second Supplemental Indenture as a whole and not to any particular Article, Section or subdivision; and

          capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

ARTICLE II
AMENDMENT

     Section 2.01 Noteholder Amendments. the Indenture is hereby amended in the following respects:

Section 101 is hereby amended to add the following defined terms:

“Assignment of Agreement” means the Assignment of Agreement, dated as of February 12, 2001, between the Company, Steen and the Security Trustee, pursuant to which the Company and Steen have assigned to the Security Trustee their interest in the High Level Memorandum of Agreement, as such agreement may be amended from time to time.

“Excess Cash” means, with respect to any fiscal quarter, the amount by which the average daily closing balance of all cash and cash equivalents held by the Company and its Restricted Subsidiaries, other than amounts in the High Level Qualified Account, in such fiscal quarter exceeds $75.0 million.

“Excess Cash Offer Price” means the purchase price (expressed as percentages of principal amount) set forth below with respect to an Offer to Purchase made as a result of Excess Cash for a fiscal quarter during the years indicated below:

Year	Purchase Price
2002	108%
2003	106%
2004	104%
2005	102%
2006 and thereafter	100%

“High Level Qualified Account” means a bank account that the holders of New Senior Secured Notes have a security interest in as part of the collateral under the New Indenture and that the Company or any Restricted Subsidiary shall only use to fund obligations of the Company or a Restricted Subsidiary related to the High Level Project.

“New Indenture” means the Indenture, dated as of December 20, 2001, between the Company, Steen and The Bank of Nova Scotia Trust Company of New York, as Trustee, relating to the $95 million aggregate principal amount of the Company’s 13 7/8% Senior Secured Notes due July 15, 2007.

“New Senior Secured Notes” means the 13?% Senior Secured Notes due July 15, 2007, issued pursuant to the New Indenture.

“New Security Documents” means (i) the Debenture, in the principal amount of $   dated for reference December 20, 2001, created and issued by the Company to the New Security Trustee, which creates a mortgage, charge and security interest on certain assets of the Company, (ii) the Debenture, in the principal amount of $   dated for reference December 20, 2001, created and issued by Steen to the New Security Trustee, which creates a mortgage, charge and security interest on certain assets of Steen, (iii) the securities pledge agreement, dated as of December 20, 2001, by the Company in favor of the New Security Trustee, relating to the pledge by the Company of the shares of Capital Stock of Steen, and (iv) an assignment of the interest of the Company and Steen in the High Level Memorandum of Agreement, as such agreements may be amended from time to time.

“New Security Trustee” means the security trustee under the new Indenture.

“Non-Guarantor Restricted Subsidiaries” means any Restricted Subsidiaries which, collectively, do not have total assets in excess of Cdn$1.0 million.

     Section 101 is hereby amended to delete references to “Clinton Sawmill” and “High Level Credit Agreement”.

     Section 101 is hereby amended by deleting the definition of “Grant”, “Inter-Creditor Agreement”, and “Security Documents” and replacing them with the following:

“Grant” means Grant Forest Products, Inc., an Ontario corporation, any other Person or Persons who replace Grant and become a co-owner of the High Level Project, any successor entity thereto and any Affiliate thereof.

“Inter-Creditor Agreement” means, the Inter-Creditor Agreement, dated for reference December 20, 2001, among the Company, the Subsidiary Guarantors, the New Security Trustee and the Security Trustee, as such agreement may be amended from time to time.

“Security Documents” means the Security Debenture, the Securities Pledge Agreement and the Assignment of Agreement.

     Section 101 is hereby amended by adding, at the end of the definition of “Asset Disposition”, the following: “or (iii) a Collateral Asset Disposition”

     Section 1008 of the Indenture is hereby amended by adding the word “and” at the end of clause (ix) thereof and by deleting clauses (x) and (xi) thereof and replacing them with the following clause (x):

“(x) Debt Incurred under the New Senior Secured Notes in an amount not to exceed US$95 million and any related guarantees.”

     Section 1011 of the Indenture is hereby amended by deleting clause (xvi) thereof and replacing it with the following clause (xvi):

“(xvi) the New Security Documents; or”

     Section 1013(a) is hereby amended by deleting clause (iii) thereof from the beginning thereof to, but not including, subclause (1)(B) thereof, and replacing it with the following:

“and (iii)(1) with respect to assets that do not constitute Restricted Collateral but which constitute collateral security under other Debt instruments, and the sale of which is restricted by such Debt instruments, the Net Available Proceeds are applied (A) first, in accordance with the requirements of such Debt instruments,”

     Section 1013(a) is further amended by inserting, at the end of each of subclause (iii)(1)(B) and (iii) (2)(B) thereof, the following:

“(such purchase of Securities and other Debt to be made pro rata, based upon the aggregate principal amounts of Securities and such other Debt tendered to such offer)”

     Section 1013(a) is further amended by inserting in the second paragraph thereof, immediately after the reference to Section 1014(a), the following:

     “and Section 1028(a)”

     Section 1013(a) is further amended by inserting at the end of the second paragraph thereof, the following:

     “or Section 1028(a)”

     Section 1014(a) is amended by deleting the reference to “(iii)(2)” therein and replacing it with “(iii)(1)(B) or (iii)(2)(B)” and inserting, immediately after the reference to Section 1013(a), the following:

     “and Section 1028(a)”

     Section 1014(a) is further amended by inserting at the end of the second paragraph thereof, the following:

     “or Section 1028(a)”

     Section 1016 of the Indenture is hereby amended by adding, as a last sentence thereto, the following:

“The foregoing requirement shall not apply to any purchase or sale by the Company or Steen made pursuant to the buy/sell option or right of first refusal set forth in the High Level Memorandum of Agreement.”

     Section 1025(a) is hereby deleted and replaced with the following:

“(a) The Company shall not, and shall not permit any Restricted Subsidiary to, make or incur Capital Expenditures, other than Capital Expenditures made pursuant to an order or regulation of a governmental agency related to environmental or occupational health and safety issues, in any fiscal year in an aggregate amount in excess of Cdn$21,000,000 (the “Maximum Capital Expenditures Amount”); provided that, the Maximum Capital Expenditures Amount for any fiscal year shall be (i) increased by an amount equal to the excess of the Maximum Capital Expenditures Amount for the previous fiscal year (without giving effect to any adjustment in accordance with this proviso) over the actual amount of Capital Expenditures for such previous fiscal year and (ii) decreased by an amount equal to the amount by which Capital Expenditures for the previous fiscal year, including any Capital Expenditures made pursuant to an order or regulation of a governmental agency related to environmental or occupational health and safety issues, exceeded the Maximum Capital Expenditures Amount for such previous fiscal year.”

     A new Section 1028 is hereby added to the Indenture as follows:

“SECTION 1028. Excess Cash Offers

(a) The Company will be required to make an Offer to Purchase Securities at the Excess Cash Offer Price, plus accrued and unpaid interest, if any, to the date of purchase, within five days after the last day of a fiscal quarter if there was Excess Cash in such fiscal quarter, commencing with the quarter ending March 31, 2002. Such Offer to Purchase shall be for Securities in an amount equal to the Aggregate Excess Cash for such preceding fiscal quarter. Notwithstanding the foregoing, the Company will not be required to (i) make such an Offer to Purchase pursuant to this paragraph if the Excess Cash for such preceding fiscal quarter is less than $5.0 million, or (ii) purchase Securities to the extent that the aggregate principal amount of Securities purchased pursuant to this covenant and clauses (iii)(1)(B) and (iii)(2)(B) of Section 1013(a) and clause (a)(v)(1) of Section 1014(a) would exceed 25% of the original principal amount of the Securities, prior to the day following the fifth anniversary of the original issuance of the Securities to be purchased, and the maximum amount to be applied to the purchase of the Securities in connection with any Offer to Purchase made pursuant to this paragraph having a purchase date prior to the day following the fifth anniversary of the original issuance of the Securities to be purchased shall be the lesser of (x) the Excess Cash required to be applied to such Offer to Purchase and (y) 25% of the original principal amount of such Securities less the aggregate principal amount of Securities purchased pursuant to all previous Offers to Purchase made pursuant to this paragraph, clause (iii)(1)(B) or (iii)(2)(B) of Section 1013(a) and clause (a)(v)(1) of Section 1014(a), provided, however, that the Company shall be required, promptly after the fifth anniversary of the original issuance of such Securities, to make an Offer to Purchase Securities, in accordance with the requirements described in this paragraph, in an aggregate amount equal to the aggregate amount of Net

Available Proceeds in excess of 25% of the original principal amount of Securities that was not applied to Offers to Purchase Securities pursuant to the provisions of this paragraph, or the second paragraph of Sections 1013(a) or 1014(a).

(b) Any Excess Cash not used pursuant to paragraph (a) above as a result of clause (a)(ii) above, within five days after the end of a fiscal quarter or the termination of such Offer to Purchase, at the Company’s option, shall be (i) used to make an Offer to Purchase Notes at the Excess Cash Offer Price, or (ii) deposited in a segregated bank account (the “Excess Cash Account”) that can only be used to (A) make from time to time Offers to Purchase Notes at the Excess Cash Offer Price on the date of the deposit into the Excess Cash Account or (B) pay the principal amount of the Notes and the New Senior Secured Notes at the earlier of maturity and redemption thereof on a pro rata basis based on the then outstanding principal amounts of the Notes and the New Senior Secured Notes at the time of payment.

(c) Whenever the Company makes an Offer to Purchase pursuant to paragraph (a) or (b) above, the Company will make a similar Offer to Purchase New Senior Secured Notes. The Company will purchase Notes and New Senior Secured Notes on a pro rata basis based on the aggregate principal amount of the Notes and the New Senior Secured Notes tendered to such offer.

(d) This covenant shall terminate when there are no New Senior Secured Notes Outstanding.”

     Section 1204 is hereby amended by adding, after the first reference to “Restricted Subsidiary” therein, the following: “, other than Non-Guarantor Restricted Subsidiaries,”.

     Section 1306 of the Indenture is hereby amended to add, at the end thereof, the following:

“If the Company or a Restricted Subsidiary makes an Asset Disposition in accordance with clauses (i) and (ii) of Section 1013(a), the Trustee shall, at the written request of the Company and without the consent of any Holders, direct the Security Trustee to release the security provided by the Security Documents in the assets disposed of (but not the proceeds of disposition) not later than the time of closing of such disposition. When there are no longer any New Senior Secured Notes Outstanding (within the meaning of the New Indenture), and the security provided for under the New Security Documents has been discharged, the Trustee shall, at the written request of the Company and without the consent of any Holders, direct the Security Trustee to enter into an inter-creditor agreement, in form satisfactory to the Trustee, to provide for a first priority security interest in Inventory and Accounts Receivable of the Company and its Subsidiaries and a general security interest, subordinated to the security interest provided for in the Security Documents, in any or all of the other assets and undertaking of the Company and its Subsidiaries, in connection with any Debt and Liens Incurred by the Company and such Subsidiaries in compliance with the terms of this Indenture.”

     Section 2.02 Board Amendments. the Indenture is hereby amended in the following respects:

Section 101 is hereby amended to add the following defined term:

“Unrestricted Subsidiary” means (1) any Subsidiary designated as such by the Board of Directors as set forth below where (a) neither the Company nor any of its other Subsidiaries (other than another Unrestricted Subsidiary) (i) provides credit support for, or Guarantee of, any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or (ii) is directly or indirectly liable for any Debt of such Subsidiary or any Subsidiary of such Subsidiary, and (b) no default with respect to any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company and its Subsidiaries (other than another Unrestricted Subsidiary) to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity and (2) any Subsidiary of an Unrestricted Subsidiary.

     The Board of Directors may designate any Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary, provided that either (x) the Subsidiary to be so designated has total assets of US$1,000 or less or (y) immediately after giving effect to such designation, the Company could Incur at least US$1.00 of additional Debt pursuant to the first paragraph of Section 1008 and, provided further, that the Company could make a Restricted Payment in an amount equal to the greater of the fair market value and book value of such Subsidiary pursuant to Section 1009 and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the aggregate amount available for Restricted Payments under Section 1009.

     The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary provided that, immediately after giving effect to such designation (i) no Event of Default or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default shall have occurred and be continuing; (ii) the Company or any Restricted Subsidiary could Incur at least US$1.00 of additional Debt pursuant Paragraph 1008(i) and (iii) all Liens of such Subsidiary outstanding immediately following such designation would, if Incurred at that time, have been permitted to be Incurred for all purposes of the Indenture.

     Any such designation by the Board of Directors shall be evidenced by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions.”

          Section 1015 is hereby amended by deleting from Section 1015 the words “if as a result of such transaction such Restricted Subsidiary would cease to be a Restricted Subsidiary” that begin after the word “Company” and end before the word “unless” in Section 1015.

ARTICLE III
MISCELLANEOUS

     Section 3.01 Effectiveness. This Second Supplemental Indenture shall become effective upon its execution and delivery by the Company and the Trustee. Upon the execution and delivery of this Second Supplemental Indenture by the Company and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

     Section 3.02 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

     Section 3.03 Indenture and Second Supplemental Indenture Construed Together. This Second Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Second Supplemental Indenture shall henceforth be read and construed together.

     Section 3.04 Confirmation and Preservation of Indenture. The Indenture as supplemented by this Second Supplemental Indenture is in all respects confirmed and preserved.

     Section 3.05 Conflict with Trust Indenture Act. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939, as amended (the ''Trust Indenture Act’’), that is required under the Trust Indenture Act to be part of and govern any provision of this Second Supplemental Indenture, the provision of the Trust Indenture Act shall control. If any provision of this Second Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Second Supplemental Indenture, as the case may be.

     Section 3.06 Severability. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     Section 3.07 Headings. The Article and Section headings of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Second Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

     Section 3.08 Benefits of Second Supplemental Indenture, etc. Nothing in this Second Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Second Supplemental Indenture or the Securities.

     Section 3.09 Successors. All agreements of the Company in this Second Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Second

Supplemental Indenture shall bind its successors.

     Section 3.10 Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee shall not be liable or responsible for the validity or sufficiency of this Second Supplemental Indenture.

     Section 3.11 Certain Duties and Responsibilities of the Trustee. In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

     Section 3.12 Governing Law.

THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THIS SECOND
SUPPLEMENTAL INDENTURE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

     Section 3.13 Counterpart Originals. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date and year first above written.

AINSWORTH LUMBER CO. LTD.

By:	D. Allen Ainsworth

Name:	D. Allen Ainsworth
Title:	President

By:	/s/ Catherine Ainsworth

Name:	Catherine Ainsworth
Title:	Chief Operating Officer and Secretary

STEEN RIVER FOREST PRODUCTS LTD.

By:	D. Allen Ainsworth

Name:	D. Allen Ainsworth
Title:	President

By:	/s/ Catherine Ainsworth

Name:	Catherine Ainsworth
Title:	Secretary

THE BANK OF NEW YORK as Trustee

By:	/s/ Beverley A. Freeney

Name:	Beverley A. Freeney
Title:	Assistant Vice-President